Exhibit 99.1

FOR IMMEDIATE RELEASE	MAY 23, 2005

Investor Relations Contact:	Media Relations Contact:
Diana Matley	Kevin Brett
408-433-4365	408-433-7150
diana@lsil.com	kbrett@lsil.com

CC05-59

ABHI TALWALKAR NAMED LSI LOGIC PRESIDENT AND CEO

LSI Logic Founder Wilfred J. Corrigan to Serve as
Non-Executive Chairman

MILPITAS, CA – LSI Logic Corporation (NYSE: LSI) today announced that its Board of Directors has unanimously appointed Abhi Y. Talwalkar as the company’s president and chief executive officer.

Talwalkar, 41, succeeds Wilfred J. Corrigan, LSI Logic’s founder, to become the company’s president and chief executive officer. He has been elected to the LSI Logic Board of Directors.

Talwalkar joins LSI Logic from Intel Corporation, where he served as vice president and co-general manager of Intel’s Digital Enterprise Group, which is comprised of Intel’s Business Client, Server, Storage and Communications businesses.

“Abhi is a recognized business leader and technologist, whose vision and two decades of engineering and management experience will be a great asset to LSI Logic,” said Corrigan. “The Board of Directors and I are very pleased to have attracted an executive of Abhi’s caliber and reputation. Abhi brings a keen understanding of the global semiconductor industry, as well as the right combination of strategic insight and operational discipline to LSI Logic.”

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Abhi Talwalkar Named LSI Logic President and CEO May 23, 2005	Page 2 of 3

“I am excited to be joining LSI Logic and look forward to working closely with the company’s dedicated employees to further strengthen the company’s competitive position,” said Talwalkar. “LSI Logic is a demonstrated technology leader in Storage Components, Storage Systems, Consumer and Communications. I am confident that we can drive change in the global logic market and create value for LSI Logic stockholders.”

“Under Wilf’s direction, LSI Logic has grown from a start-up with only $6 million in venture capital to generating revenues approaching $2 billion annually,” said Jim Keyes, LSI Logic board member and lead director. “The Board of Directors wishes to thank Wilf for his dedication and leadership during the past 25 years. Abhi’s appointment as president and chief executive officer comes as part of the company’s orderly succession plan. Wilf will become the non-executive chairman of the LSI Logic Board of Directors.”

Talwalkar has more than 20 years of management and engineering experience in the semiconductor industry, including positions in research, product development and marketing.

Talwalkar spent the last 12 years holding positions of increasing responsibility at Intel Corporation. Prior to his role as vice president and co-general manager of Intel’s Digital Enterprise Group, Talwalkar served as the vice president and general manager for Intel’s Enterprise Platform Group. In this position, he focused on developing, marketing and supporting Intel’s business strategies for enterprise computing.

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Abhi Talwalkar Named LSI Logic President and CEO May 23, 2005	Page 3 of 3

Prior to joining Intel, Talwalkar held senior engineering and marketing management positions at Sequent Computer Systems (now part of IBM), Bipolar Integrated Technology Incorporated and Lattice Semiconductor Inc. Talwalkar received his bachelor’s degree in electrical engineering from Oregon State University.

LSI Logic Conference Call Information

LSI Logic will hold a conference call Tuesday, May 24 at 9 a.m. PDT to discuss the Talwalkar selection. The number is 1-303-262-2075. Internet users can access the conference call by visiting www.lsilogic.com/investors. A replay of the call will be available Tuesday at approximately 11:30 a.m. PDT and will be available for 48 hours. The replay access numbers are 1-800-405-2236 within the U.S. and 1-303-590-3000 for all other locations, passcode 11031401#.

Safe Harbor for Forward-Looking Statements: This news release includes forward-looking statements. These forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the ability of the new executive officer to strengthen LSI Logic’s competitive position and to create value for stockholders. Factors that could cause LSI Logic’s actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to overall economic and business conditions, the demand for LSI Logic’s products and services, the strength of the global semiconductor industry and the timing and volumes of customer demand. For additional information, readers are referred to the risk factors contained in the documents filed by LSI Logic with the SEC, and specifically the most recent reports on Form 10-K, 10-Q and 8-K.

About LSI Logic

LSI Logic Corporation (NYSE: LSI) focuses on the design and production of high-performance semiconductors for Consumer, Communications and Storage applications that access, interconnect and store data, voice and video. LSI Logic engineers incorporate reusable, industry-standard intellectual property building blocks that serve as the heart of leading-edge systems. LSI Logic serves its global OEM, channel and distribution customers with standard-cell ASICs, Platform ASICs, standard products, host bus adapters, RAID controllers and software. In addition, the company supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1621 Barber Lane, Milpitas, CA 95035. http://www.lsilogic.com.

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Editor’s Notes:

1. All LSI Logic news releases (financial, acquisitions, manufacturing, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company’s external website, http://www.lsilogic.com.

2. The LSI Logic logo design is a registered trademark of LSI Logic Corporation.

3. All other brand or product names may be trademarks or registered trademarks of their respective companies.